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                                                                     Exhibit 5.1

                        [LETTERHEAD OF LATHAM & WATKINS]





                                November 18, 1997

The Cooper Companies, Inc.
6140 Stoneridge Mall Road
Pleasanton, CA 94588

               Re:    The Cooper Companies, Inc.
                      26,666 shares of Common Stock, par value $.10 per share
                      -------------------------------------------------------

Ladies/Gentlemen:

               In connection with the registration of 26,666 shares of common stock, par value $.10 per share, (the "Shares") of The Cooper Companies, Inc. (the "Company") issued to a certain stockholder of the Company, and 26,666 rights (the "Rights") to acquire 266.66 shares of Series A Junior Participating Preferred Stock of the Company attached to the Shares, under the Securities Act of 1933, as amended, on Form S-3 filed with the Securities and Exchange Commission on November 18, 1997 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

               In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and the attached Rights. In addition, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion.








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The Cooper Companies, Inc.
November 18, 1997
Page 2



               In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

               We have been furnished with, and with your consent have relied upon, certificates of officers of the Company with respect to certain factual matters. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

               We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

               Subject to the foregoing, it is our opinion that, as of the date hereof:

               1. The Shares have been duly authorized and are validly issued, fully paid and nonassessable.

               2. The Rights have been duly authorized and, assuming the Shares bear the legend required by the Rights Agreement dated as of October 29, 1997 between The Cooper Companies, Inc. and American Stock Transfer & Trust Company, are validly issued.

               We consent to your filing this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ Latham & Watkins




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